Exhibit 99.1

MVC Files Shelf Registration Statement

Filing Intended to Provide Flexibility for Future Capital Raises

PURCHASE, N.Y., April 16, 2020 -- MVC Capital, Inc. (NYSE: MVC) (the “Company”), a publicly traded business development company (“BDC”) that makes private debt and equity investments, announced today that it has filed a shelf registration statement on Form N-2 with the U.S. Securities and Exchange Commission (the “SEC”) to provide flexibility for future capital raises.

The shelf registration statement would allow for future offerings of securities up to a total amount of $250 million, including common stock, preferred stock, warrants and debt securities.

The Company has no immediate plans to issue securities under the shelf registration statement and any issuance is subject to approval by the Company’s board of directors.  However, the Company believes it to be prudent to have a shelf registration statement in order to provide financial flexibility for the Company. The Company has never issued common stock below NAV and does not intend to do so in the future.

The shelf registration statement has been filed with the SEC, but has not yet become effective. The securities being registered may not be sold, nor may offers to buy be accepted, prior to the time the shelf registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the securities will be made by means of a prospectus and an accompanying prospectus supplement relating to that offering, which may be obtained from the Company at its principal executive offices, attention: Secretary, when it becomes available.

About MVC Capital, Inc.
MVC Capital, Inc. (“MVC”) is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC, please visit MVC’s website at www.mvccapital.com.

Safe Harbor Statement and Other Disclosures
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements, are not guarantees of future action and involve a number of risks and uncertainties. Actual actions may differ materially from those suggested in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact
Jackie Rothchild
MVC Capital
914.510.9400

Or

Jeffrey Goldberger / Allison Soss
KCSA Strategic Communications
212.896.1249 / 212.896.1267